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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Willamette Industries, Inc.:


We consent to the inclusion in the Form 8-K/A of Weyerhaeuser Company, filed on February 28, 2002, and the incorporation by reference in the amendment to the Weyerhaeuser Company Registration Statement on Form S-4, to be filed on or about August 2, 2002, to register Floating Rate Notes due 2003, 5.50% Notes due 2005, 6.125% Notes due 2007, 6.75% Notes due 2012 and 7.375% Debentures due 2032 of Weyerhaeuser Company, of our report dated February 11, 2002, relating to the consolidated balance sheets of Willamette Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Willamette Industries, Inc., and to the reference to our firm as "Experts" in the amendment to the Registration Statement.


                                          /s/ KPMG LLP

Portland, Oregon

August 1, 2002